Exhibit 4.37

EXECUTION VERSION

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), is dated as of May 31, 2005, by and among Telesystem International Wireless Corporation, N.V., a company incorporated under the laws of the Netherlands (“TIWC”), MobiFon Holdings B.V., a company incorporated under the laws of the Netherlands(“MobiFon Holdings”), and Vodafone Europe B.V., a company incorporated under the laws of the Netherlands (“Vodafone”), and relates to the Romania GSM Cooperation Agreement, dated as of November 29, 1996 (the “Cooperation Agreement”) by and between TIWC and Vodafone (formerly known as AirTouch Europe B.V.), and the Undertaking of Adherence to Cooperation Agreement dated July 24, 2002 (the “Adherence Agreement”) executed by MobiFon Holdings (formerly known as ClearWave Holdings B.V.) pursuant to which MobiFon Holdings became a Party to the Cooperation Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Cooperation Agreement.

RECITALS

WHEREAS, each of the parties hereto is party to the Cooperation Agreement.

WHEREAS, in connection with certain transactions contemplated by the Amended and Restated Framework Agreement Relating to ClearWave N.V. dated 18 April 2005 (the “Framework Agreement”), by and between Telesystem International Wireless Inc. and Vodafone International Holdings B.V., each of TIWC, MobiFon Holdings and Vodafone wishes to terminate and extinguish all of its obligations and liabilities under and in respect of, the Cooperation Agreement and the Adherence Agreement, and is agreeable to releasing each of the other Parties from all such obligations and liabilities in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, based on the premises and covenants contained herein, the Parties hereto hereby agree as follows:

AGREEMENT

1.                                       Termination.  Pursuant to Section 22(c) of the Cooperation Agreement, TIWC, MobiFon Holdings and Vodafone hereby terminate and extinguish all of their obligations and liabilities under and in respect of, the Cooperation Agreement and the Adherence Agreement from and after the date of this Agreement, and each of the Parties hereto hereby releases and discharges each of the other Parties and its successors and assigns from all obligations and liabilities whatsoever, whether now existing or hereafter arising, under or in respect of the Cooperation Agreement or the Adherence Agreement or any terms or conditions thereof.

2.                                       Further Assurances.  From time to time after the date hereof, each of TIWC, MobiFon Holdings and Vodafone shall execute and deliver all such additional assignments, instruments, notices, releases, and other documents, and shall take such other action, all in accordance with applicable law, as may be reasonably requested by any of the other Parties in order to consummate more effectively the transactions contemplated to occur hereunder.

3.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., and shall benefit and be binding upon the Parties and their respective successors and assigns.

4.                                       Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties, it being understood that all Parties need not sign the same counterpart.

5.                                       Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

6.                                       Amendment.  Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the consent of all of the Parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

TELESYSTEM INTERNATIONAL
WIRELESS CORPORATION, N.V.

By:
Name:
Title:

MOBIFON HOLDINGS B.V.

By:
Name:
Title:

VODAFONE EUROPE B.V.

By:
Name:
Title: